Exhibit 12

                        THE CONTINENTAL CORPORATION

                        STATEMENT RE COMPUTATION OF
                    RATIO OF EARNINGS TO FIXED CHARGES

                            (dollars in millions)

                                                Year Ended December 31
                                        1989    1990    1991    1992    1993
Income from continuing operations
before income  taxes  per
consolidated income statements         $192.1  $196.5  $ 95.5  $130.7  $177.9


Add:

 Portion of rents representative
 of the interest factor                  35.8    35.2    35.4    33.2    29.9

 Interest on indebtedness                98.6   105.8    96.3   100.7   100.3

 Amortization of debt
 expense and premium                      0.5     0.5     0.5     0.5     0.5

 Less: Equity earnings from
    minority affiliates in excess
    of dividends received                16.8     6.6    11.3    10.7    10.7

           Income as adjusted          $310.2  $331.4  $216.4  $254.4  $297.9

Fixed Charges:

Rents:                                  108.6   106.6   107.4   100.5    90.7

  Portion of rents representative of
  interest factor        (1)             35.8    35.2    35.4    33.2    29.9

Interest:                (2)             92.6    99.9    90.5    94.9    94.6

 Amortization of debt
 expense and premium     (3)              0.5     0.5     0.5     0.5     0.5
 Capital Leases          (4)              6.0     5.9     5.8     5.8     5.7

    FIXED CHARGES (1)+(2)+(3)+(4)      $134.9  $141.5  $132.2  $134.4  $130.7

RATIO OF EARNINGS TO FIXED CHARGES       2.30    2.34    1.64    1.89    2.28





                                    Exhibit 12


                            THE CONTINENTAL CORPORATION

                            STATEMENT RE COMPUTATION OF
                        RATIO OF EARNINGS TO FIXED CHARGES

                                (dollars in millions)
                               Quarter Ended March 31
                                    1993     1994
Income from continuing
operations before income
taxes per consolidated
income statement                  $18.9       $(89.9)

Add:

 Portion of rents
 representative of the
 interest factor                    7.5          7.1

 Interest on indebtedness          27.0         21.8

 Amortization of debt
 expense and premium                0.1          0.1

 Less: Equity earnings
    from minority affiliates
    in excess of dividends
    received                        2.7         (0.9)

     Income as adjusted          $ 50.9       $(60.0)

Fixed Charges:

Rents:                             22.7         21.4

 Portion of rents
 representative of
 interest factor     (1)            7.5          7.1

Interest:            (2)           25.6         20.4

Amortization of debt
expense and premium  (3)            0.1          0.1
Capital Leases       (4)            1.4          1.4

FIXED CHARGES (1)+(2)+(3)+(4)    $ 34.6       $ 29.0

RATIO OF EARNINGS
TO FIXED CHARGES                   1.47        (2.07)